Exhibit 99.1

NEWS RELEASE

Contact:
Sheila Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP COMPLETES ACQUISITION

OF VOUGHT AIRCRAFT INDUSTRIES, INC.

Wayne, PA— June 16, 2010 — Triumph Group, Inc. (NYSE: TGI) today announced the completion of the acquisition of Vought Aircraft Industries, Inc. from The Carlyle Group, creating a company with industry-leading breadth of product and capabilities.  The acquired business will continue to be led by Elmer L. Doty and will operate as Triumph Aerostructures-Vought Commercial Division and Triumph Aerostructures-Vought Integrated Programs Division.  For fiscal year 2011, earnings accretion is expected to be approximately $1.10 per diluted share, which reflects initial estimates of purchase accounting adjustments and excludes transaction and integration expenses and expected synergies resulting from the acquisition.  The company expects to generate annual recurring synergies of approximately $12 to $15 million within the first twelve to eighteen months.  The company will update its fiscal year 2011 guidance for the inclusion of Vought when it releases its first quarter fiscal year 2011 earnings in July.

Based in Dallas, Texas, Vought is a leading global manufacturer of aerostructures for commercial, military and business jet aircraft.  Products include fuselages, wings, empennages, nacelles and helicopter cabins.  Vought’s customer base is comprised of the leading global aerospace original equipment manufacturers and over 80% of their revenue is from sole source, long-term contracts.  Major platforms include the Boeing 747-8, Boeing 767, Boeing 777, Airbus A330/340, Boeing C-17, Boeing V-22, Northrop Grumman Global Hawk and Gulfstream G450 and G550.

Richard C. Ill, Triumph’s Chairman and Chief Executive Officer, said, “We are pleased to have acquired Vought and are excited about what the acquisition means to our business, our employees, our customers and our shareholders.  Through this acquisition, we obtain world-class facilities, advanced technical capabilities and an outstanding group of employees.  The integration of Vought with Triumph creates a leading ‘Tier One Capable’ supplier with the scale and resources necessary to confidently meet the changing needs of the aerospace industry.”

In connection with the acquisition of Vought, Triumph refinanced its revolving credit facility, entered into a $350 million term loan credit agreement and issued $350 million of 8.625% Senior Notes due 2018.

Triumph also announced today that it has expanded the size of its board of directors to nine from six and appointed Elmer L. Doty, Ralph E. Eberhart and Adam J. Palmer to its board of directors, effective today upon the closing of the Vought acquisition.

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The above matters will be described more fully in public filings to be made by Triumph with the Securities & Exchange Commission, which filings will be made available on Triumph’s website at www.triumphgroup.com under the tab “Investor Relations” and then under the heading “SEC Filings.”

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company’s website at http://www.triumphgroup.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1955. These forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause Triumph’s actual results, performance, or achievements to be materially different from any expected future results, performance, or achievements. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Triumph and Vought, including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; the risk that the integration process results in the loss of key employees, the disruption of the company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect the company’s ability to maintain relationships with customers, employees or suppliers; the risk that integration efforts divert management’s attention and resources during the transition period and competition and its effect on pricing, spending, third-party relationships and revenues.  For more information, see the risk factors described in Triumph’s current Form 10-K and other SEC filings.